Exhibit 99.1
For Immediate Release

Contacts:	William R. Gargiulo, Jr.	231.526.1244
	Donna Felch	312.595.9123

The Female Health Company Reports Fiscal Year 2010 Results

Fourth Quarter Operating Income Hits New Record
Highlights:

Fourth Quarter
●	Records
	–	Unit sales rise 19% to 13.8 million
	–	Gross margin 59.0% vs. 48.5% in prior-year quarter
	–	Operating income rises to $3.1 million
●	Tax benefit of $2.5 million recognized

FY2010
●	Operating income of $4.3 million.
●	Gross margin increases to 58.2%, from 49.1% in FY2009
●	Net income, including restructuring charge and tax benefit, equals $6.7 million
●	FC1 to FC2 transition completed

CHICAGO, December 3, 2010 - The Female Health Company (NASDAQ-CM: FHCO -News), which manufactures and markets the FC2 Female Condom, today reported its financial results for the quarter and fiscal year ended September 30, 2010.

For the three months ended September 30, 2010, female condom shipments increased 19% to 13.8 million units.  Net revenues decreased slightly to $7.8 million, compared with $7.9 million in the three months ended September 30, 2009, due to the fact that lower priced FC2 condoms comprised 100% of units shipped in the most recent quarter, versus 61% of units shipped in the fourth quarter of FY2009.

Gross profit increased 20% to $4.6 million, or 59.0% of net revenues, compared with $3.8 million, or 48.5% of net revenues, in the fourth quarter of FY2009. Operating income increased to a record $3.1 million in the three months ended September 30, 2010, compared with $0.5 million in the prior-year quarter.  Restructuring costs in the fourth quarter of FY2010 were nominal, compared with $1.5 million in restructuring costs during the prior-year quarter.  Operating income for the fourth quarter of FY2010 increased five-fold over the prior-year quarter when $1.5 million restructuring charge was taken.

In the fourth quarter of FY2010, the Company recorded an unfavorable currency loss of $0.1 million and a tax benefit of $2.5 million, compared with a favorable currency gain of $0.1 million and a tax benefit of $1.6 million in the same period last year.

The Company reported net income attributable to common shareholders of $5.5 million, or $0.19 per diluted share, in the fourth quarter of FY2010, up 143% and 137%, respectively, over the fourth quarter of FY2009, with net income attributable to common shareholders of $2.3 million, or $0.08 per diluted share.

The Company expects significant quarter-to-quarter variations in its operating results, due to the timing, receipt and requested shipping schedules of large orders.

For the year ended September 30, 2010, net revenues decreased 19% to $22.2 million, compared with $27.5 million in FY2009, reflecting the influence on average unit prices of the transition to the Company’s second-generation FC2 female condom.  Unit sales decreased 3% to 38.9 million female condoms in FY2010, almost 100% of which were FC2 female condoms.  In FY2009, the Company shipped 40.2 million units, approximately 49% of which were FC2 female condoms.  Unit shipments in FY2010 were negatively impacted by delays in the receipt of two large orders, which the Company announced when reporting its third fiscal quarter operating results.  Gross profit decreased 4% to $12.9 million (58.2% of net revenues), compared with $13.5 million (49.1% of net revenues) in FY2009. Operating income, including a $1.9 million restructuring charge associated with the transition from FC1 to FC2 (see Table 1), decreased 8% to $4.3 million in FY2010, compared with operating income of $4.7 million in FY2009, including a $1.5 million restructuring charge.

Net income attributable to common stockholders increased 3% to $6.7 million, or $0.24 per diluted share, in FY2010, compared with net income attributable to common stockholders of $6.5 million, or $0.24 per diluted share, in FY2009.  In FY2010, the Company was able to recognize a tax benefit for past losses that added $2.5 million to net income attributable to common stockholders, as compared with a $1.5 million tax benefit recognized in FY2009.

“We are very pleased to report that FY2010 represented another year of solid profitability for our Company,” noted O.B. Parrish, Chief Executive Officer of The Female Health Company. “The fourth quarter was particularly strong, with unit sales rising 19% and gross profit margins reaching 59.0%, compared with 48.5% in the prior-year quarter.  This clearly reflects the favorable impact of our second-generation FC2 female condom upon profitability, despite the negative influence upon revenue comparisons of the transition to the lower priced FC2.  Fourth quarter sales did not include revenues from either of the two delayed orders that caused us to report lower shipments in the third quarter of FY2010.”

“Our solid FY2010 operating performance reflects sustained global demand for the FC2 female condom,” continued Parrish.  “Most importantly, the global distribution of the FC2 female condom provides women increased protection against HIV/AIDS.”

The Company’s operations generated $4.0 million in cash during FY2010, and its year-end cash position approximated $2.9 million, compared with $2.8 million at the end of FY2009. Cash payments in FY2010 included approximately $4.1 million for cash dividends and approximately $3.6 million in restructuring payments. The Company remains debt-free and has $2 million in unused credit lines available.

Stockholders’ equity at September 30, 2010 totaled $16.1 million, versus $13.0 million at the end of FY2009.

In accordance with SEC regulations, the Company’s filing status was evaluated on March 31, 2010, resulting in a change in the Company’s status to that of an “accelerated filer”. Our registered independent public accounting firm audited the Company’s system of internal control over financial reporting as part of their FY2010 audit. At the conclusion of their audit, the Company received an unqualified opinion in connection with our system of internal control over financial reporting.

In late November 2010, the Brazilian Government issued a tender for the purchase for 10 million female condoms with bid submission due December 1, 2010.  The Company submitted a timely bid for 10 million FC2 female condoms.

FY 2011 Earnings Guidance

FHC expects FY2011 unit sales to increase 15%-20% from FY2010 levels.  Operating earnings are expected to increase 10% - 15% over the $6.3 million in operating income recorded for FY2010 (exclusive of restructuring charges of $1.9 million).  The Company expects the first quarter of FY2011 to be lower than first quarter FY2010, with unit sales accelerating as the fiscal year progresses.  As experienced in FY2010, the principal challenge in providing guidance is the timing of orders that represent a significant portion of the Company’s annual sales.  As a result, the figures could be impacted positively or negatively, depending of the timing of such orders.

Investor Conference Call

As previously announced, the Female Health Company will host an investor conference call at 11:00 a.m. Eastern time, December 3, 2010. Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international participants dial 412-317-6789) and asking to be connected to “The Female Health Company” conference call, a few minutes before 11:00 a.m. Eastern Time on December 3, 2010. A replay call will be available through December 17, 2010 by dialing 877-344-7529 (international callers dial 412-317-0088) and referencing the conference code ID 446393.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, specifically operating income exclusive of the $1.9 million restructuring charge.  Management believes that the presentation of this non-GAAP financial measure provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results.  In addition, because the restructuring charge related to a non-recurring event in the first quarter of FY2010, the Company believes that the presentation of this non-GAAP financial measure enhances an investor's ability to make period-to-period comparisons of the Company's operating results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.  The Company has reconciled the non-GAAP financial information included in this release in a table below.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and about 107 other countries around the world.  The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in the U.S., Europe, Canada, Australia, South Africa, Japan, Spain, Greece, Turkey and the People’s Republic of China, and pending in various countries.  The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy.  The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical facts are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release relate to expected results for the year ending September 30, 2011.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the fiscal year ended September 30, 2010.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.

(Financial Highlights Follow)

The Female Health Company Unaudited Condensed Consolidated Balance Sheets
	September 30, 2010	September 30, 2009
Cash	$2,918,776	$2,810,197
Restricted cash	4,578	105,074
Accounts receivable, net	4,460,517	7,806,007
Income tax receivable	28,179	68,106
Inventory	2,194,330	1,203,063
Prepaid expenses and other current assets	284,948	429,602
Deferred income taxes	1,900,000	2,181,000
Total current assets	11,791,328	14,603,049

Other non-current assets	178,713	87,621
Net property, plant & equipment	2,398,060	2,821,616
Deferred income taxes	4,000,000	1,028,149
Total assets	$18,368,101	$18,540,435

Accounts payable	$586,596	$602,196
Accrued expenses and other current liabilities	906,994	1,420,099
Accrued compensation	444,843	1,597,662
Redundancy accrual	-	1,116,911
Deferred gain on sale of facility	-	657,605
Total current liabilities	1,938,433	5,394,473

Obligations under capital leases	12,999	34,428
Deferred grant income	132,312	157,143
Deferred income taxes	152,227	-
Total liabilities	2,235,971	5,586,044

Total stockholders’ equity	16,132,130	12,954,391
Total liabilities and stockholders' equity	$18,368,101	$18,540,435

The Female Health Company
Unaudited Condensed Consolidated Income Statements

	Three Months Ended September 30,
	2010	2009

Net revenues	$7,799,923	$7,912,227

Cost of sales	3,197,435	4,076,185

Gross profit	4,602,488	3,836,042

Advertising and promotion	22,991	54,794
Selling, general and administrative	1,514,485	1,740,855
Research and development	-	862
Restructuring costs	3,478	1,496,624
Total operating expenses	1,540,954	3,293,135

Operating income	3,061,534	542,907

Interest, net and other income	1,264	48,140
Foreign currency transaction (loss) gain	(91,937)	92,441
Income before income taxes	2,970,861	683,488

Income tax benefit	(2,544,878)	(1,595,678)
Net income	5,515,739	2,279,166

Preferred dividends	-	10,547

Net income attributable to common stockholders	$5,515,739	$2,268,619

Basic earnings per common share outstanding	$0.20	$0.09

Basic weighted average common shares outstanding	27,203,770	25,839,397

Diluted earnings per common share outstanding	$0.19	$0.08

Diluted weighted average common shares outstanding	28,714,084	27,698,841

The Female Health Company
Unaudited Condensed Consolidated Income Statements

	Twelve Months Ended September 30,
	2010	2009
Net revenues	$22,221,955	$27,543,341

Cost of sales	9,297,136	14,025,523

Gross profit	12,924,819	13,517,818

Advertising and promotion	220,181	191,153
Selling, general and administrative	6,425,175	7,006,111
Research and development	381	105,916
Restructuring costs	1,929,922	1,496,624

Total operating expenses	8,575,659	8,799,804

Operating income	4,349,160	4,718,014

Interest, net and other income	29,168	55,984
Foreign currency transaction (loss) gain	(154,196)	276,113

Income before income taxes	4,224,132	5,050,111

Income tax benefit	(2,512,946)	(1,485,268)
Net income	6,737,078	6,535,379

Preferred dividends	-	79,717

Net income attributable to common stockholders	$6,737,078	$6,455,662

Basic earnings per common share outstanding	$0.25	$0.25

Basic weighted average common shares outstanding	26,981,275	25,651,915

Diluted earnings per common share outstanding	$0.24	$0.24

Diluted weighted average common shares outstanding	28,545,391	27,806,832

Table 1

FC1 – FC2 Transition

In November 2009, the Company executed an agreement for early exit of its long-term U.K. manufacturing facility lease.  Under the terms of the agreement, the Company made lease exit payments, accepted responsibility for removal of leasehold improvements (dilapidations) and signed a short-term lease at the existing rental rate.   These lease exit expenses were partially offset by the reversal of a deferred gain on the original sale-leaseback transaction.  In April 2010, the Company entered into an agreement to exit the short-term lease that required the Company to make a lease exit payment and a payment in lieu of dilapidations, while granting the Company rent-free occupation of the premises for approximately 60 days.  Following the rent-free period, the Company’s U.K. operations were relocated to a leased office space. This completed the 100% transition from FC1 to FC2 and the related one-time charges.

The components of restructuring expenses recognized in the years ended September 30, 2010 and 2009, respectively, are as follows:

	2010	2009
Redundancy costs		$1,116,911
Lease surrender payments and related costs	$1,734,496	-
Excess capacity costs	302,683	-
Proportionate recognition of deferred gain on original sale/leaseback of plant	(657,605)	-
Dilapidations and related costs	550,348	379,713
Total	$1,929,922	$1,496,624

While FC1 production has ceased, the Company continues to conduct significant operating activities in the U.K.  Such activities include global sales and marketing of the FC2 Female Condom, management and direction of Global Manufacturing Operations (including production planning, inventory management, quality assurance and quality control, finished goods release, compliance with good manufacturing practices),  relationships with worldwide regulatory agencies, oversight of the Global Technical Support Team and new product development.

Reconciliation of Non-GAAP Financial Information

Following is a reconciliation of the Non-GAAP financial measure of operating income exclusive of restructuring charge to the nearest GAAP financial measure of operating income for the twelve months ended September 30, 2010.

For Twelve Months Ended September 30, 2010
Operating income exclusive of restructuring charge	$6,279,082
Less: Restructuring charge	$1,929,922
Operating Income	$4,349,160